Exhibit 99.1

News Release

Capital One Receives Approval to Repurchase TARP Preferred Shares

Expects to Repurchase Shares in the Coming Weeks

MCLEAN, Va.—(BUSINESS WIRE)—Jun. 9, 2009— Capital One Financial Corporation (NYSE: COF) today announced the U.S. Department of the Treasury informed the company that it is ready to process the company’s request to repurchase Treasury’s preferred investment made through Treasury’s Capital Purchase Program (CPP) of the Troubled Asset Relief Program (TARP). In the coming weeks, Capital One expects to repurchase the $3.55 billion in preferred shares the company issued.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., Capital One Bank (USA), N.A., and Chevy Chase Bank, F.S.B., collectively had $121 billion in deposits and $150 billion in managed loans outstanding as of March 31, 2009. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. and Chevy Chase Bank, F.S.B. have approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

Source: Capital One Financial Corporation

Capital One Financial Corporation

Investor Relations

Jeff Norris, 703.720.2455

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Danielle Dietz, 703.720.2455

Media Relations

Tatiana Stead, 703.720.2352

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Julie Rakes, 804.284.5800